Exhibit 99.2

Media Contact: Sheila Odom, 402.458.2329
Investor Contact: Cheryl Watson, 317.469.2064

For immediate release

Nelnet responds to press reference of requested SEC inquiry

(Lincoln, NE) - Nelnet, Inc. (NYSE: NNI) understands that Senator Edward Kennedy has, by letter, requested that the Securities and Exchange Commission (SEC) investigate certain activities of the company. Nelnet takes such matters very seriously, is reviewing Senator Kennedy's letter, and will respond appropriately.

"Nelnet is confident in its business and accounting practices and will continue our focus on providing exceptional service to our customers," said Cheryl Watson, Chief Communications Officer. "We will provide our full cooperation in the event of any inquiry."

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Nelnet is one of the leading education finance companies in the United States and is focused on providing quality student loan products and services to students and schools nationwide. With over $13 billion in total assets, Nelnet originates in excess of $3 billion for itself and its service partners annually, and its servicing software is used by approximately 35 clients, including Nelnet, to service nearly $50 billion in student loans. Nelnet ranks among the nation's leaders in terms of total student loan assets.

Nelnet offers a broad range of student loan and financial services and technology-based products, including student loan origination and lending, guarantee servicing, and a suite of software solutions. Our products are designed to simplify the student loan process by automating financial aid delivery, loan processing, and funds disbursement. Our services help to facilitate and streamline education finance for all involved in the industry, including student and parent borrowers, lenders, financial aid officers, guaranty agencies, governmental agencies, servicers, and the capital markets.